Exhibit 1

Joint Filing Agreement

The undersigned acknowledge and agree that the Statement on Schedule 13D filed herewith (and any amendments thereto) relating to the common shares, no par value, of Just Energy Group Inc., a Canadian corporation, is being filed jointly on behalf of each of them with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities and Exchange Act of 1934, as amended.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of this 13th day of September, 2019.

The Robert L. Snyder Trust – 2005 Stream

By:	/s/ Robert Lloyd Snyder
Robert Lloyd Snyder
Trustee

Robert Lloyd Snyder

/s/ Robert Lloyd Snyder
Robert Lloyd Snyder

[SIGNATURE PAGE TO 13-D JOINT FILING AGREEMENT]